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Fusion Completes Private Placement of Common Stock Led by
Morgan Stanley Credit Partners

Equity Investment Demonstrates Strong Support of Fusion’s Differentiated Strategy

NEW YORK, NY -- May 8, 2018 -- Fusion (NASDAQ: FSNN), a leading provider of cloud services, announced today that on May 4, 2018, it closed a private placement (the “Private Placement”) of 1,523,811 shares of its common stock. The shares were priced at $5.25 per share for gross proceeds of $8.0 million. Proceeds from the Private Placement will be used by Fusion for general corporate purposes.

Investment funds managed by Morgan Stanley Credit Partners, an investment team of Morgan Stanley Investment Management, which participated in Fusion’s recently completed Senior Secured Term Loan Facilities (the “Facilities”), led the Private Placement with an investment of $5.0 million of Fusion common stock. The remaining $3.0 million of Fusion common stock in the Private Placement was sold to other lenders to Fusion under the Facilities. The stock is subject to a 180 day lock-up after the closing date of the transaction.

“I am very pleased that this group of financial institutions, led by Morgan Stanley Credit Partners, recognizes Fusion’s highly differentiated strategy and our clear value proposition,” said Matthew Rosen, Fusion’s Chairman and CEO. “Their support of the company’s continued growth through their equity and debt investments is a strong vote of confidence in our vision to create the leading cloud services provider in the market.”

“Our investment in Fusion reflects our confidence in Fusion’s value proposition in executing its strategy as the single source for the cloud,” said Hank D’Alessandro, Head of Morgan Stanley Credit Partners. “We are delighted to be working with Matt and the management team.”

The offering described herein was made pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), solely to accredited investors. Under the terms of the Private Placement Fusion has agreed to use commercially reasonable efforts to file and have declared effective by the Securities and Exchange Commission a registration statement on Form S-3 for purposes of registering the resale of the common stock within 120 days of May 4, 2018.

About Fusion

Fusion, a leading provider of integrated cloud solutions to small, medium and large businesses, is the industry's single source for the cloud. Fusion's advanced, proprietary cloud service platform enables the integration of leading edge solutions in the cloud, including cloud communications, contact center, cloud connectivity and cloud computing. Fusion's innovative, yet proven cloud solutions lower our customers' cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment. For more information, please visit www.fusionconnect.com.

About Morgan Stanley Credit Partners

Morgan Stanley Credit Partners, part of Morgan Stanley Investment Management, invests in corporate debt securities issued by middle market companies. Morgan Stanley Credit Partners’ investment team, based in New York, focuses on deploying capital in North America and Western Europe. For further information about Morgan Stanley Credit Partners, please visit www.morganstanley.com/creditpartners.

Fusion Contact
Brian Coyne
(212) 201-2404
bcoyne@fusionconnect.com

Investor Relations
Chris Tyson
MZ North America
(949)491-8235
FSNN@mzgroup.us